Exhibit 99.1

SCOLR Pharma, Inc. Reports 2010 Financial Results,

Provides Updates on Advances in Nutritionals, OTC Drugs

BOTHELL, WA, March 29, 2011, - SCOLR Pharma, Inc. (OTC Bulletin Board: SCLR) today reported financial results for the twelve months ended December 31, 2010, and also provided updates on a number of key corporate objectives.

Corporate updates include:

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Under the Company’s current operating plan, its cash and cash equivalents are expected to last into the second quarter of 2011, provided that it may experience additional constraints on its liquidity depending on the timing of inventory purchases necessary to fulfill anticipated orders of its nutritional products.

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The Company currently anticipates receiving orders for its extended-release nutritional products, which would require shipments to be made in time for store shelf placement during the second half of 2011. To develop this business, the Company has established commercial relationships with contract manufacturing and distribution entities as well as sales and marketing brokers.

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The Company’s total revenues for 2010 declined 34% compared to the prior year as a result of reduced royalty revenue from Perrigo Company following discontinuance by several retailers of Perrigo’s licensed products.

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As previously announced, the Company received a letter from the Food and Drug Administration (FDA) on March 8, 2011 identifying deficiencies regarding its Abbreviated New Drug Application (ANDA) for extended-release pseudoephedrine. The FDA identified a number of deficiencies related to the design and conduct of the bioequivalence study submitted in support of the ANDA and indicated that it is not able to approve the ANDA at this time. The Company is currently evaluating the deficiencies identified by the FDA to determine the most appropriate course of action, however the Company will need to obtain additional funding or partnership support to initiate any clinical activities required to address the identified deficiencies. The Company does not expect the ANDA to be approved during 2011.

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Nicholas Hall & Company is performing its previously announced engagement by introducing the Company to pharmaceutical companies, distributors and retailers that are interested in utilizing SCOLR’s proprietary technology to develop Over-the-Counter (OTC) or prescription pharmaceutical or nutritional products.

Stephen J. Turner, SCOLR Pharma’s President and CEO, said: “While the recent news concerning our ANDA for extended-release pseudoephedrine was disappointing, we remain confident about the quality of our formulation. Our patented technology, which has been successfully utilized in nutritional products, continues to have application for OTC and prescription drug products approved by the FDA. Our plan is to address our immediate liquidity requirements and to continue with the development of our nutritional supplement products business, advance our ibuprofen product and pursue opportunities to license or collaborate with pharmaceutical companies and retailers.”

Twelve Months 2010 compared to Twelve Months 2009 Financial Results

Total revenues decreased 34%, or $317,000, to $618,000 for the twelve months ended December 31, 2010, compared to $935,000 for the same period in 2009. This decrease is primarily due to a reduction in royalty revenue from the Company’s relationship with Perrigo Company following the discontinuance by several retailers of Perrigo’s licensed products.

For the twelve months ended December 31, 2010, the Company’s marketing and selling expenses increased 38%, or $110,000, to $399,000 compared to $289,000 for the comparable period in 2009. This increase is primarily due to an increase in sales and marketing activities related to the future direct sale of our nutritional products.

General and administrative expenses decreased 49%, or $2.4 million, to $2.5 million for the twelve months ended December 31, 2010, compared to $4.9 million for the same period in 2009, primarily due to a reduction in personnel related costs through reductions in employees and in executive compensation.

Research and development expenses decreased 53%, or $1.2 million, to $1.2 million for the twelve months ended December 31, 2010, compared to $2.4 million for the same period in 2009, primarily due to reductions in personnel and other expenses reflecting the deferral of development activities for certain product candidates.

The net loss for the twelve months ended December 31, 2010, decreased 54%, or $3.7 million, to $3.2 million, compared with a net loss of $6.9 million for the same period in 2009. This decrease was primarily due to lower overall operating expenses.

As of December 31, 2010, the Company had approximately $1.9 million in cash and cash equivalents, and $257,000 in restricted cash. Based on its current operating plan, the Company anticipates that existing cash and cash equivalents, will be sufficient to fund its operations into the second quarter of 2011, provided that it may experience additional constraints on its liquidity based on the timing of inventory requirements necessary to fulfill anticipated orders of its nutritional products, or as a result of other unforeseen events. The Company is actively managing its liquidity by limiting clinical and development expenses to its lead products and supporting existing alliances and collaborations.

The Company has implemented expense reduction strategies to reduce operating costs and preserve cash. The Company’s board of directors has agreed to defer their quarterly cash retainer and the Company has deferred all significant expenditures on new projects pending additional financing or partnership support.

The Company also announced today that it has restated its financial statements for the quarters ended March 31, 2010, June 30, 2010, and September 30, 2010. The restatements are included within the Company’s annual report on Form 10-K for the period ended December 31, 2010. This restatement is the result of misapplication of accounting guidance applicable to a stock purchase warrant issued in 2002. The accounting guidance was effective for the Company January 1, 2009 and the error in accounting for the warrant affected the seven subsequent quarters. The impact was not material to the 2009 financial statements, however the Company corrected the December 31, 2009 amounts in its 2010 10-K for comparative purposes. The warrant will now be classified as a liability, with changes in the fair value of the warrant recorded as non-cash income or expense in each reporting period.

The restatement of the financial statements for the quarters ended March 31, 2010, June 30, 2010, and September 30, 2010 has no impact on previously reported revenues, operating expenses, total assets or cash position.

About SCOLR Pharma:

Based in Bothell, Washington, SCOLR Pharma, Inc. is a specialty pharmaceutical company focused on applying its formulation expertise and patented Controlled Delivery Technology (CDT) platforms to develop novel prescription pharmaceutical, over-the-counter (OTC), and nutritional products. Our CDT drug delivery platforms are based on multiple issued and pending patents and other intellectual property for the programmed release or enhanced performance of active pharmaceutical ingredients and nutritional products. For more information on SCOLR Pharma, please call 425-368-1050 or visit http://www.scolr.com/.

This press release contains forward-looking statements (statements which are not historical facts) within the meaning of the Private Securities Litigation Reform Act of 1995, including statements concerning the Company’s ability to fund its operations into the second quarter of 2011, anticipated orders of its nutritional products and the timing of shipment of any such orders, the ability to address its immediate liquidity concerns, the ability to manage liquidity through expense reductions, the intention to begin enrollment in an actual use study for its ibuprofen product, the anticipated completion of such actual use study, availability of partnership opportunities, and intended actions with respect to its pseudoephedrine product. These forward-looking statements involve risks and uncertainties, including activities, events or developments that we expect, believe or anticipate will or may occur in the future. A number of factors could cause actual results to differ from those indicated in the forward-looking statements, including our ability to manage our liquidity, generate revenue and/or obtain financing necessary to continue our operations; our ability to create and maintain partnerships or other relationships; our ability to fund, and the time necessary to complete any additional or revised trial studies required to address the FDA’s deficiency notice; unanticipated costs and expenses associated with our product development, clinical activities and regulatory review; and unanticipated changes in the timing or amount of orders for our nutritional products. For example, if we are not successful in generating raising additional capital in the near term, we may be required to further curtail or cease our operations. Additional assumptions, risks and uncertainties are described in detail in our registration statements, reports and other filings with the Securities and Exchange Commission. Such filings are available on our website or at www.sec.gov. You are cautioned that such statements are not guarantees of future performance and that actual results or developments may differ materially from those set forth in the forward-looking statements. We undertake no obligation to publicly update or revise forward-looking statements to reflect subsequent events or circumstance.

SCOLR Pharma, Inc.

BALANCE SHEETS

(In thousands, except par values and number of shares)

	December 31,
	2010	2009 (Restated)
ASSETS
Current Assets
Cash and cash equivalents	$1,891	$1,176
Accounts receivable and other receivables	103	269
Inventory	324	—
Prepaid expenses and other assets	270	228

Total current assets	2,588	1,673

Property and equipment—net	327	435
Intangible assets—net	686	565
Restricted cash	257	438

Total assets	$3,858	$3,111

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$145	$47
Accrued liabilities	307	640
Deferred revenue	56	25
Fair value of warrant	150	172

Total current liabilities	658	884

Deferred rent	159	198

Total liabilities	817	1,082

Commitments and Contingencies	—	—
Stockholders’ Equity
Preferred stock, authorized 5,000,000 shares, $0.01 par value, none issued or outstanding	—	—
Common stock, authorized 100,000,000 shares, $0.001 par value, 49,816,073 and 41,098,270 issued and outstanding as of December 31, 2010 and 2009, respectively	49	41
Additional contributed capital	77,041	72,832
Accumulated deficit	(74,049)	(70,844)

Total stockholders’ equity	3,041	2,029

Total liabilities and stockholders’ equity	$3,858	$3,111

SCOLR Pharma, Inc.

STATEMENTS OF OPERATIONS

(In thousands, except shares and loss per share amounts)

	Year Ended December 31,
	2010	2009 (Restated)
Revenues
Licensing fees	$125	$—
Royalty income	493	935

Total revenues	618	935

Operating expenses
Marketing and selling	399	289
Research and development	1,153	2,433
General and administrative	2,530	4,920

Total operating expenses	4,082	7,642

Loss from operations	(3,464)	(6,707)

Other income (expense)
Interest expense	—	(3)
Interest income	2	13
Unrealized gain (loss) on fair value of warrant	22	(172)
Governmental therapeutic grant	251	—
Other	(16)	—

Total other income (expense)	259	(162)

Net loss	$(3,205)	$(6,869)

Net loss per share, basic and diluted	$(0.07)	$(0.17)

Shares used in calculation of basic and diluted net loss per share	48,137,120	41,100,549

Contacts:

Investor Relations:

SCOLR Pharma, Inc.

425.368.1050